INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 30th day of September, 2011 between Vanguard Quantitative Funds, a Delaware statutory trust (the “Trust”), and D. E. Shaw Investment Management, L.L.C, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust offers a series of shares known as Vanguard Growth and Income Fund (the “Fund”); and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory services to the Fund, and the Advisor is willing to render such services.

            NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this “Agreement,” the Trust and the Advisor hereby agree as follows:

1.         Appointment of Advisor. The Trust hereby appoints the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust’s Board of Trustees (the “Board of Trustees”) determines in its sole discretion to allocate to the Advisor from time to time (referred to in this Agreement as the “DESIM Portfolio”), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. (“Vanguard”). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund allocated to the Advisor.  The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation and on the terms herein provided.

2.         Duties of Advisor. The Trust appoints the Advisor to manage the investment and reinvestment of the assets of the DESIM Portfolio; to continuously review, supervise, and administer an investment program for the DESIM Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust’s officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust’s officers and the Board of Trustees, and subject to and in compliance with the objective, policies, and limitations set forth in the Fund’s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund reasonably establishes and communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.         Securities Transactions. The Advisor shall select all of the brokers or dealers that will execute purchases and sales of securities for the DESIM Portfolio, and is directed to seek to obtain best execution for such transactions, consistent with Section 28(e) of the Securities Exchange Act of 1934. In selecting brokers or dealers to execute trades for the DESIM Portfolio, the Advisor will comply with all applicable statutes, rules, and interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the applicable written policies and procedures reasonably established by the Board of Trustees and communicated to the Advisor in writing.

4.         Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment as specified in Schedule A to this Agreement, payable quarterly in arrears.

5.                  Reports.   The Fund agrees to furnish to the Advisor all current prospectuses, proxy statements, reports to shareholders, sales literature, and other materials prepared for distribution to the shareholders of the Fund or the public that refer in any way to the Advisor or its personnel prior to the use of such materials and the Fund agrees that it will not use such materials if the Advisor reasonably objects in writing after receipt of such materials. Notwithstanding the foregoing, the Fund shall not be required to furnish sales literature or marketing materials to the Advisor for review if such material is substantially similar to materials previously reviewed and approved by the Advisor. In addition, the Fund shall furnish such other information with regard to its affairs as the Advisor may reasonably request.

The Advisor agrees to furnish to the Fund the most recent audited statement of financial condition of the Advisor and such other information with regard to its affairs as the Fund may reasonably request including, but not limited to, information regarding any change in the investment officers of the Advisor, including those who are responsible for managing the DESIM Portfolio.

By execution of this Agreement, the Trust acknowledges receipt of Parts 2A and 2B of the Advisor’s Form ADV at least 48 hours prior to executing this Agreement.

6.         Compliance.  The Advisor agrees to comply with all Applicable Law and all related policies, procedures or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements.  “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the DESIM Portfolio.

7.         Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others and to engage in other activities, in each case as described in the disclosures about material conflicts of interest applicable to the Advisor in the Fund’s Statement of Additional Information.

The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.         Liability of Advisor. To the fullest extent permitted by Applicable Law, the Advisor shall have no liability for any losses, expenses, or other costs (collectively, “Losses”) related to any action, omission, or determination related to the Fund and/or the DESIM Portfolio (collectively, “Actions”); provided that the Advisor shall not be entitled to exculpation from liability as set forth in this paragraph with respect to any Losses that arise directly from any willful malfeasance, bad faith, or negligence in the performance of any Action or the reckless disregard of the Advisor’s obligations under this Agreement.  For the avoidance of doubt, nothing in this Section 8 shall be deemed to excuse the Advisor’s obligation for any expense set forth in the final sentence of Section 2 of this Agreement.  Notwithstanding any of the foregoing limitations on the liability of the Advisor, nothing in this Section 8 shall be deemed to imply a waiver by the Fund of any of its state or federal statutory rights.

9.         Limitations on Consultations. The Advisor is prohibited from consulting with other investment advisors retained by the Trust to provide advisory services to the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10.       Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including the affirmative vote of a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days’ written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may at any time be terminated without payment of any penalty by the Advisor on ninety days’ written notice to the Fund, provided, for the avoidance of doubt, that the fees payable to the Advisor will still be subject to any applicable negative performance adjustment computed in accordance with Schedule A.  Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows (or to such other address or contact number that the Fund or the Advisor may provide in writing to the other party):

If to the Fund, at:

Vanguard Growth and Income Fund

P.O. Box 2600

Valley Forge, PA 19482

Attention:  Chris D. McIsaac

Telephone: 610-669-8055

Facsimile:  610-503-5855

If to the Advisor, at:

D. E. Shaw Investment Management, L.L.C.

1166 Avenue of the Americas

Ninth Floor

New York, NY 10036
Attention: General Counsel

Telephone: 212-478-0920

Facsimile: 212-845-1920

This Agreement may only be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

As used in this Section 10, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.       Severability.  If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

12.       Confidentiality.  During the term of this Agreement and thereafter, each party hereto shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the other party (and in the case of the Advisor, the DESIM Portfolio; and in the case of the Fund, Vanguard), shall not disclose any such information to any person, and shall not use or permit the use of any such information in connection with any activity or business other than to fulfill its obligations under this Agreement, except that each party may disclose such information (i) to its respective directors, officers, employees, affiliates, or agents who need to know such information in connection with the services rendered hereunder, provided that, prior to any such disclosure, any such person is subject to these or substantially similar confidentiality obligations, (ii) with the prior written consent of the other party, (iii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor or the Fund, (iv) that is publicly available other than due to disclosure by it or its affiliates, or (v) that becomes known to it from a source other than the other party.  In addition, the Trust agrees that (a) it shall not reverse engineer, or permit any of its affiliates to reverse engineer, the investment systems, methods, tools, techniques, or strategies used by the Advisor in managing the DESIM Portfolio or imitate the trading activity of the DESIM Portfolio with other of its assets, and (b) except as expressly set forth in this Agreement or as required by Applicable Law, the Advisor has no obligation to provide the Trust or any of its affiliates, directors, officers, employees, or agents with any information related to the Advisor, any affiliate of the Advisor, or the systems, methods, tools, techniques and strategies used by the Advisor with respect to the DESIM Portfolio. Notwithstanding the foregoing, the Advisor may disclose to third parties the returns of the DESIM Portfolio and the characteristics of the DESIM Portfolio so long as such returns and characteristics are not identified with the Trust, the Fund, or Vanguard, including in the Advisor’s marketing materials.

13.       Proxy Policy.  The Advisor acknowledges that Vanguard, at the direction of the Fund, will vote the shares of all securities that are held by the Fund. In addition, the Trust acknowledges and agrees that the Advisor shall not have any responsibility to initiate, consider, or participate in any bankruptcy, class action, or other litigation against or involving any issuer of securities held in or formerly held in the DESIM Portfolio or to advise or take any action on behalf of the Fund with respect to any such actions or litigation. The Advisor will forward any important information received by it about such actions to the Fund.

14.       Governing Law; Venue; Jury Waiver.  All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

Any dispute arising between or among the Trust and the Advisor shall be brought exclusively in the Court of Chancery of the State of Delaware located in the City of Wilmington, unless that court lacks jurisdiction to hear the dispute, in which case the dispute shall be brought exclusively in any other court of the State of Delaware or the United States District Court, in each case located in the City of Wilmington in the State of Delaware.  To the fullest extent permitted by law, each such person irrevocably submits to the exclusive jurisdiction of such courts, and waives any objection that it may have at any time to the laying of venue of any proceeding brought in any such court, waives any claim that such proceeding has been brought in an inconvenient forum, and waives the right to object that such court does not have any jurisdiction over such person with respect to such proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

D. E. Shaw Investment Management, L.L.C.	Vanguard Quantitative Funds
/s/ Anne Dinning 9/27/2011 _______________________________ _________ Signature Date Anne Dinning ____________________________ Print Name	/s/ F. William McNabb 9/29/2011 _______________________________ _________ Signature Date F. William McNabb ____________________________ Print Name